Exhibit 10.3

Star Gold Corp. Refocuses Strategy on Longstreet Project

Coeur d’Alene, Idaho, May 5, 2025 – Star Gold Corp.("Star Gold" or “the Company”) (OTC: SRGZ) provides an update on the February 28, 2025, non-binding Letter of Intent announcement to acquire all rights and interests in the two properties contained in Romios Gold Nevada Inc.

After careful consideration, Star Gold does not intend to pursue any part of the acquisition and notified Romios of the termination of the non-binding Letter of Intent. The Company will instead focus on developing its own property at Longstreet. Star Gold intends to move to the next stage at Longstreet with infill drilling, progressing on its path to permitting and exploring other highly prospective targets on the property.

Commenting on these developments, Chairman and CEO Lindsay Gorrill explained, “over the past decade, very few junior mining projects in Nevada have successfully secured capital necessary to explore, develop, construct a mine, and move toward production. A dramatic shift has also taken place with gold prices now surpassing $3,000 per ounce. Investor interest has moved toward projects that can potentially become producing mines within approximately three years while offering additional long-term upside growth opportunities. We believe Longstreet fits this profile and represents the best opportunity for Star Gold to enhance shareholder value. It is our preferred course to focus on developing this asset.”

About Star Gold Corporation:

Star Gold Corporation is a leading mining company based in Nevada, dedicated to the exploration and development of high-quality mineral properties. With a strong commitment to sustainable practices and community engagement, Star Gold Corporation aims to deliver long-term value to its shareholders and stakeholders by building high grade resources in Nevada. Star Gold Corp is listed on the OTC Markets (OTCQB: SRGZ).

For more information: www.stargoldcorp.com

For further information, please contact:

Lindsay Gorrill, Chairman, Star Gold Corp. – 208-664-5066 or lgorrill@stargoldcorp.com